Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Embark Technology, Inc. (formerly Northern Genesis Acquisition Corp. II) (the “Company”) on Form S-8 of our report dated April 14, 2021, with respect to our audit of the financial statements of the Company as of December 31, 2020 and for the period from September 25, 2020 (inception) through December 31, 2020, and our report dated January 22, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is December 8, 2021, with respect to our audit of the financial statement of the Company as of January 15, 2021, which reports appear in the Company’s 424(b)(3) Prospectus dated December 13, 2021. We were dismissed as auditors on November 10, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum llp

Marcum llp

Houston, Texas

January 12, 2022